65-85
                                E X H I B I T   (20)


                     Other Documents Incorporated By Reference

                                   Proxy Statement

                                                                           66-85
                                   Exhibit 20
                                   PROXY STATEMENT
                           ANNUAL MEETING OF SHAREHOLDERS
                                   APRIL 16, 1996

GENERAL INFORMATION.
--------------------

      This proxy  statement  is  furnished  by the Board of  Directors  of South
Branch Valley Bancorp, Inc. (the "Company") for the Annual Meeting of Shareholders to be held at the Company's main offices, 310 North Main Street, Moorefield, West Virginia 26836 at 2:00 p.m. on April 16, 1996 and any adjournment thereof. Holders of shares of stock of the Company of record at the close of business on March 1, 1996 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

      In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires. For 1996 the number of directors to be elected is five (5) and therefore each shareholder has the right to cast five
(5) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the five (5) nominees set forth in this proxy statement. However, if cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of South Branch Valley Bancorp, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

      On the record date, there were 378,510 shares of common stock outstanding which are held by approximately 619 shareholders. A majority of the outstanding shares of South Branch Valley Bancorp, Inc. will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transactions of business. The election of each director nominated requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Abstentions and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus have no effect. A broker

                                                                           67-85
non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain matters because its customer has not provided any voting instructions on the matter.

PROXY SOLICITATION.
------------------

      The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this proxy statement is being mailed to the shareholders on or before March 19, 1996, concurrently with the mailing of the Company's 1995 Annual Report. In addition to this solicitation by mail, it is possible that employees of the Company may solicit proxies in person or by telephone. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the common stock of the Company held of record in their names and will, upon request, be reimbursed for their reasonable expenses in so doing. All costs of the solicitation of proxies will be borne by the Company.

REVOCATION OF PROXY OR SUBSTITUTION.
-----------------------------------

      Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before the actual voting thereof (i) by giving written notice to the President of South Branch Valley Bancorp, Inc, (ii) by submitting a subsequently dated proxy, or (iii) by appearing at the 1996 annual meeting and voting in person. On the accompanying proxy, a shareholder may substitute the name of another person in lieu of those persons presently named as proxies. Such substituted persons may be asked to present adequate identification to the Secretary prior to voting.

SHAREHOLDER OWNERSHIP.
----------------------

      As of March 1, 1996, so far as is known to the Company, the following persons owned beneficially 5% or more of the outstanding common stock of the Company.

NAME AND ADDRESS              NUMBER OF SHARES              PERCENTAGE
----------------              ----------------              ----------

John W. Crites                   21,905 (1)                    5.8%
46 Point Drive
Petersburg, WV 26847

(1) 19,905 shares are owned by Allegheny Wood Products, Inc., of which Mr. Crites is majority owner and president.

ELECTION OF DIRECTORS.
---------------------

      NOMINEES.  There are five (5)  nominees  for  election as directors of the
      --------
Company to hold office until 1999 and until their successors have been duly elected and qualified.

                                                                           68-85
      The Articles of Incorporation of the Company provide that nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Company, must be made in writing and delivered or mailed to the President of the Company not less than thirty (30) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than thirty (30) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Company not later than the fifth (5th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known by the shareholder:
(i) the name and address of each nominee, (ii) the principal occupation of each nominee, (iii) the name and address of the notifying shareholder, and (iv) the number of shares of the Company's stock owned by the notifying shareholder. Nominations not made in accordance with these requirements, may, in the discretion of the chairman of the meeting, be disregarded, and upon his instruction, the votes cast for each such nominee shall be disregarded.

      If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the person named in the proxy to vote for the shares represented thereby for the persons nominated for election as directors unless authority to vote has been withheld or otherwise directed by the shareholder. All of the nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the meeting or is disqualified as a candidate for any reason, it is the intention of the persons named in the enclosed proxy to vote in favor of the remainder of the nominees and to vote for substitute nominees at their discretion.

      Donald W. Biller, John W. Crites, Jeffrey E. Hott and Harry C. Welton were each elected to the Board at the 1993 annual meeting and are currently serving as directors of the Company. Russell F. Ratliff, Jr. was elected to the Board at the 1995 annual meeting and is currently serving as a director of the Company. All nominees are also directors of the Company's subsidiary, South Branch Valley National Bank.

      The following is information about the nominees as of March 1, 1996:

      DONALD W. BILLER, 64, is president of D.W. Biller, Inc. which is a
      ----------------
farming operation in the Lost River Valley. A director of the Company since 1987 and the Bank since 1975, he presently serves on the Executive and Trust Audit committees. Mr. Biller is the beneficial owner of 6,120 shares of the Company's common stock.

      JOHN W. CRITES, 55, is president of Allegheny Wood Products, Inc.,
      ---------------
and a partner in both Allegheny Dimension, LLC and JPC, LLC, all three of which are involved in the wood products industry in Grant County.
Mr. Crites has been a director of both the Company and the Bank since

                                                                           69-85
1989 and currently serves on the Planning & Budget Committee and is a rotating member of the Executive Committee. Mr. Crites is the beneficial owner of 21,905 shares of the Company's common stock.

      JEFFREY E. HOTT, 45, is Vice President of both Franklin Oil Company
      ---------------
and E.E. Hott, Inc. The latter is an agricultural services and farming operation. Both entities are located in Pendleton County. Mr. Hott has been a director of both the Company and the Bank since 1990. He currently serves on the Trust Audit Committee and is a rotating member of the Executive Committee. Mr. Hott is the beneficial owner of 17,050 shares of the Company's common stock.

      HARRY C. WELTON, 66, is owner of a family farming operation near
      ---------------
Moorefield. He has been a director of the Company since 1987 and of the Bank since 1986. Mr. Welton currently serves on the Asset/Liability Management & Investments and the Compliance & Audit committees, and is a rotating member of the Executive Committee. Mr. Welton is the beneficial owner of 13,430 shares of the Company's common stock.

      RUSSELL F. RATLIFF,  JR., 45, a resident of  Moorefield,  has served as an
      ------------------------
officer of the bank since 1984, having served as Vice President and Cashier from 1993 to present, CEO and Cashier from 1988 to 1993 and Senior Vice President and Cashier from 1986 to 1987. He has served as treasurer of the Company since its inception in 1987 and has been a director of the Company since October 1994, at which time he was also appointed to the bank board. In 1995 he was elected to serve a one year term. Mr. Ratliff is the beneficial owner of 1,498 shares of the Company's common stock.



CURRENT BOARD OF DIRECTORS.
---------------------------

       In addition to the individual nominees listed above, the current Board of Directors of the Company is comprised of the eight individuals listed below. Directors of the Company are divided into three classes and serve a staggered three (3) year term. All current directors of the Company are also directors of the Company's subsidiary, South Branch Valley National Bank ("Bank"). Directors of the Bank serve for a one (1) year term. The table below sets forth information concerning each director as of March 1, 1996. The current number of directors of the Company is fourteen (14).
                                     Date
                                 Current Term
                                 as Director    Positions & Principal
                                 of Company     Occupation or Employ-
Name and Age                     Expires        ment Last Five Years
------------                     ------------   ---------------------

Oscar M. Bean (45)             1998 Chairman of the Board since
                                    February 1995; Director of
                                    Company since 1987; Director of
                                    Bank since 1978; Managing

                                                                           70-85
Bean (Cont.)                        Partner of Bean & Bean Attorneys.

James M. Cookman (41)          1997 Director of Company and Bank
                                    since 1994;  President of
                                    Cookman Insurance Group;
                                    President of Cookman Realty
                                    Group, Inc.; President of
                                    Transcover, Inc.

Thomas J. Hawse,  III (50)     1997 Director of Company and
                                    Bank since  May  1989;  President  of Hawse
                                    Food Market, Inc.; Partner, Hawse Brothers.

Phoebe F. Heishman (54)        1998 Secretary of Company since
                                    1995; Director of Company since
                                    1987; Director of Bank since
                                    1973; Editor and Publisher of
                                    Moorefield Examiner; President
                                               --------
                                    of R.E. Fisher Co., Inc.

Gary L. Hinkle (46)            1997 Director of Company and Bank
                                    since 1993; President of Hinkle
                                    Trucking, Inc.; President of
                                    Dettinburn Transport, Inc.;
                                    Vice President of Mt. Storm
                                    Fuel Corp.

H. Charles Maddy, III (32)     1997 Director of Company and
                                    Bank since 1993; President of the Company since 1994; President and Chief Executive Officer of South Branch Valley National Bank since 1993; Chief Financial Officer of Company 1988 to 1994; Vice President and Controller of Bank, 1988 to 1993.

Harold K. Michael (52)         1997 Director of Company and Bank
                                    since 1994; Owner/Agent of
                                    Harold K. Michael & Son
                                    Insurance; Member of West
                                    Virginia House of Delegates.

Mary Ann Ours (62)             1998 Director of Company and Bank
                                    since 1994; President of Valley
                                    View Poultry Farm, Inc.

Renick C. Williams (61)        1998 Director of Company since 1987;
                                    President and Chairman of the
                                    Board of Company, 1987 to 1995;

                                                                           71-85
Williams (Cont.)                    Director of Bank since 1967;
                                    President of South Branch Inn,
                                    Inc.; President of Fort Pleasant
                                    Farms,   Inc.;    President   of
                                    Hampshire    S&J   Co.,    Inc.;
                                    Partner, Renick Williams & Sons.

EXECUTIVE OFFICERS.
-------------------

The following table identifies the executive officers of the Company, all of whom were appointed in April 1995 to serve until the next annual meeting. Mr. Pavan and Mr. Jennings are executive officers of the Company's only subsidiary, South Branch Valley National Bank. Mr. Bean and Mrs. Heishman, who are also directors of the Company, do not receive additional compensation for their service as executive officers of the Company and thus are not listed in the Executive Compensation Table shown on page 10.

Name, Year Appointed, Age                 Office, Experience
-------------------------                 ------------------

Oscar M. Bean, 1995 (45)                  Chairman of the Board of the
                                          Company February 1995 to
                                          present; Chairman of the Board
                                          of the Bank, February 1995 to
                                          present; Secretary of the
                                          Company 1987 to February 1995.

Phoebe F. Heishman, 1995 (54)             Secretary of the Company,
                                          February 1995 to present.

H. Charles Maddy, III, 1988 (32)          President of the Company since
                                          1994; Chief Financial Officer
                                          of the Company, 1988 to 1994;
                                          President and Chief Executive
                                          Officer of the Bank, April
                                          1993 to present; Executive Vice
                                          President of the Bank, 1992 to
                                          1993;  Vice President and
                                          Controller, 1988 to 1992.

Russell F. Ratliff, Jr., 1986 (45)        Treasurer of the Company, 1987
                                          to present; Vice President and
                                          Cashier of the Bank, April 1993
                                          to present; CEO and Cashier of
                                          the Bank, 1988 to 1993.

Jeffery L. Pavan, 1992 (33)               Vice President of Loan
                                          Administration, 1992 to
                                          present.  Previously affiliated
                                          with United Companies Lending

                                                                           72-85
Pavan (Cont.)                             Corporation, Inc. in Fort Wayne,
                                          Indiana.

Scott C. Jennings, 1994 (34)              Vice President of Loan Review
                                          and Compliance, 1994 to
                                          present; Loan Review and
                                          Compliance Officer 1991 to
                                          1994.


OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS.
-------------------------------------------------------

      The following table sets forth the amount of common stock beneficially owned by each director and by all executive officers and directors of the Company and its subsidiary, South Branch Valley National Bank, as a group of sixteen (16) persons as of March 1, 1996

 Name of               Qualifying     Other Shares
Beneficial               Shares   Beneficially   Owned           Percent of
  Owner                  Owned      Direct       Indirect          Class**
----------            ----------- ----------------------------   -------------
Oscar M. Bean ........    1,000     5,728         3,815 (4)             2.5%
Donald W. Biller .....    1,000     4,120         1,000 (1)             1.4%
James M. Cookman .....    1,000       ---           428 (7)              .1%
John W. Crites .......    1,000     1,000        19,905 (2)             5.5%
Thomas J. Hawse, III .    1,000     1,800           ---                  .5%
Phoebe F. Heishman ...    1,000     9,150         1,540 (5)             2.8%
Gary L. Hinkle .......    1,000     6,517         2,000 (8)             2.3%
Jeffrey E. Hott ......    1,000     1,000        15,050 (3)             4.2%
H. Charles Maddy, III         *       202           333 (6)              .1%
Harold K. Michael ....    1,000         8           ---                  .0%
Mary Ann Ours ........    1,000     3,615           ---                  .9%
Russell F. Ratliff,Jr         *     1,100           398 (6)              .4%
Harry C. Welton, Jr ..    1,000     2,310        10,120 (1)             3.3%
Renick C. Williams ...    1,000       130           ---                  .0%

                                   36,680        54,589                24.0%
                                   ======        ======               ======
All directors and
executive officers as
a group (16 persons).              36,708        54,788                24.2%
                                   ======        ======               ======


*  Director/employee exempt from qualifying requirement.
** Does not include qualifying shares.

(1)  All shares indirectly held are owned by the spouse.

(2) All shares indirectly held by Mr. Crites are owned by Allegheny Wood Products, Inc. of which Mr. Crites is the president and majority shareholder.

                                                                           73-85
(3) 150 shares are owned by Mr. Hott's minor children; 7,800 shares are owned by E.E. Hott, Inc. and 7,100 shares are owned by Franklin Oil Co.
(Mr. Hott is vice president of both companies).

(4) 55 shares are owned by Mr. Bean's spouse; 260 shares are owned by Mr. Bean's minor children; 3,500 shares are owned by Mr. Bean's mother for whom he has power of attorney.

(5) 220 shares are owned by Ms. Heishman's spouse; 1320 shares are owned by minor children.

(6)  Fully  vested  shares held on behalf of named  individual in the  Company's
ESOP.

(7) 60 shares are owned by Mr. Cookman's minor children; 500 shares are owned by Cookman Insurance Center, Inc. in which Mr. Cookman has a majority interest, and 368 shares are owned by the Cookman Insurance Center, Inc. Profit Sharing Plan.

(8) 2,000 shares are owned by Hinkle Trucking, Inc. of which Mr. Hinkle is the president.

DIRECTORS' QUALIFICATIONS, FEES, COMMITTEES, MEETINGS AND ATTENDANCE.
---------------------------------------------------------------------

      Each director of the Company is required to own a minimum of 1,000 shares of the Company's common stock. Ownership is defined as shares held in the individual's own name, jointly with spouse, or by a company where the individual has controlling interest. Directors who are also employees of the Company's subsidiary bank are exempted from this requirement. In addition, each director must sign an oath and pledge confidentiality on all matters that he might learn in his role as a director. The Company requires that all directors retire on or before age 70.

      Directors of the Company do not receive a fee for their services. During the 1995 calendar year, there were five (5) meetings of the Board of Directors of the Company. The Company has no standing committees. Nominations for election to office are made by the Board as a whole.

      Directors of South Branch Valley National Bank receive a fee for their services of $400 per month except for the Chairman of the Board who receives $500 per month. They also receive $100 for each meeting they attend. As employees of the bank, Mr. Maddy and Mr. Ratliff do not receive the $100 fee for each meeting attended. Pursuant to a deferred compensation plan adopted in 1994, directors may elect to defer their fee income. Periodically, the fees will be converted to units representing shares of the Company's stock which the Company is required to deliver when the director reaches retirement age. Directors have no voting rights with respect to the units of Company stock purchased.

      During the 1995 calendar year, there were sixteen (16) meetings of the Board of Directors of South Branch Valley National Bank. The Board

                                                                           74-85
of Directors of South Branch Valley National Bank has a standing Executive Committee, a standing Planning & Budget Committee, a standing Compliance & Audit Committee, a standing Trust Audit Committee, and a standing Investments & Asset/Liability Management Committee. The Board does not have a nominating committee as nominations are made by the Board as a whole. No directors attended fewer than 75% of the aggregate of all Board and committee meetings for those committees of which they are members.

      The Executive Committee is comprised of eight directors, four of whom are regular members including the Chairman of the Board and the President & Chief Executive Officer and the Vice President of Operations. The fourth member is rotated alphabetically each year and for the current year is Donald W. Biller. The other four members rotate each month according to their membership on other committees which are meeting the same day. The Committee monitors the Bank's problem loans, sets loan limits for the Bank's officers and for the Officer Loan Committee. It sits as an approval body for loans above the limits set for the Officer Loan Committee, and is responsible for the Bank's loan policy. The committee has the authority to establish officers' salaries and reviews management's recommendations as to employee pay grade scales and other matters relating to compensation and personnel. The committee may transact any business that the entire Board can transact.

      The Compliance & Audit Committee has the primary responsibility of administering the Bank's compliance monitoring system and of reviewing all audit issues relating to the Bank, both external and internal. The committee met three times in 1995 to review reports submitted by the compliance officer and internal auditor, noting any exceptions, and sees that education and training sessions are scheduled for any area where deficiencies are noted. The committee looks at each employee's area of responsibility to ascertain that there are no conflicts of interest. Members of this committee are Oscar M. Bean, H. Charles Maddy, III, Russell F. Ratliff, Jr., James M. Cookman, Harold K. Michael and Harry C. Welton.

      The Investments & Asset/Liability Management Committee coordinates the Bank's overall acquisition and allocation of funds along with managing the Bank's interest rate exposure and determining general balance sheet strategy. This committee is also involved with the investment policy, asset/liability management, liquidity management, capital management and related issues. Members of this committee are Oscar M. Bean, Harry C. Welton, H. Charles Maddy, III, Thomas J. Hawse, III, Renick C. Williams and Russell F. Ratliff, Jr. This committee meets at least quarterly.

      The Planning & Budget Committee consists of Oscar M. Bean, Renick
C. Williams, John W. Crites, Thomas J. Hawse, III, Gary L. Hinkle, H. Charles Maddy, III and Russell F. Ratliff, Jr. This committee recommends planning and budgeting policy to the Board, monitors the planning and budgeting activities of the Bank's officers, and is responsible for planning future direction of the Bank. The Bank's

                                                                           75-85
strategic plan, mission statement and policy statement are all responsibilities of this committee.

      The Trust Audit Committee reviews all issues relating to the Bank's trust department, including audit issues. The Committee is comprised of the following members: Donald W. Biller, Jeffrey E. Hott, Phoebe F. Heishman, and Mary Ann Ours.


EXECUTIVE COMPENSATION.
-----------------------

Cash  Compensation.  Executive  officers of the Company are not  compensated for
------------------
services rendered to the Company. Executive officers of its subsidiary, South Branch Valley National Bank, are compensated for services rendered to the Bank. The table below sets forth the cash compensation of the Company's Chief Executive Officer and any executive officer of South Branch Valley Bancorp, Inc. or its subsidiary earning $100,000 or more for the years ended December 31, 1995, 1994 and 1993.


                             SUMMARY COMPENSATION TABLE

                                 Annual Compensation
Name and
Principal                                                  All Other
Position                    Year   Salary     Bonus        Compensation


H. Charles Maddy, III       1995   $70,000    $25,110       $19,432  (1)
President & Chief
Executive Officer           1994   $60,000    $23,886       $17,427  (1)

                            1993   $52,093    $23,886       $ 5,339  (2)

(1) Amount includes payments made on behalf of the executive to the ESOP and 401(k) Profit Sharing Plan, amounts taxable to the executive for personal use of the Company vehicle, and fees received by the executive as a member of the Company's subsidiary bank's board of directors.

(2) Amount represents payments made by the Company to the ESOP and 401(k) Profit Sharing Plan on behalf of named individuals.

SOUTH BRANCH VALLEY BANCORP, INC. PLANS.
----------------------------------------

      The Company has a defined contribution profit-sharing and thrift plan with 401(k) provisions covering substantially all employees. Any employee who is at least 21 years of age and is employed in a position requiring at least 1,000 hours of service per year is eligible to participate. Vesting in discretionary contributions occurs at the rate of 0% for the first two years of eligibility and 20% per year thereafter. Under the provisions of the plan, the Company will make a

                                                                           76-85
matching contribution on behalf of each participant of 25% of the participant's salary reduction contributions of up to 4% of such participant's compensation. These matching contributions shall be fully vested at all times. The Company may also make optional contributions at the discretion of the Company's Board of Directors. Total Company contributions to the plan for the year ended December 31, 1995, totaled $48,518. The trustees of the plan are also members of the Company's Board of Directors.

      The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees. Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate. Vesting occurs at the rate of 0% for the first year of credited service and 20% for each year thereafter. Under the provisions of the plan, employee participants in the ESOP are not permitted to contribute to the plan, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company's Board of Directors. Contributions to the plan for the year ended December 31, 1995, totaled $45,503. The trustees of the ESOP are also members of the Company's Board of Directors.

      In 1990, the Company adopted an incentive compensation program for its key employees. Bonuses are awarded to key employees based on a prescribed formula using the Company's return on assets as a base. For the year ended December 31, 1995, $120,000 was paid under the provisions of the incentive compensation program. The amounts awarded to the Chief Executive Officer are shown in the bonus column of the Compensation Table.

CHANGE OF CONTROL AGREEMENT.
----------------------------

      Effective January 26, 1996, the Company entered into an agreement with H. Charles Maddy, III, its Chief Executive Officer, to encourage him not to terminate his employment with the Company because of the possibility that the Company might be acquired by another entity (the "Agreement"). The Board of Directors determined that such an arrangement was appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia. The agreements were not undertaken in the belief that a change of control of the Company was imminent.

      Generally, the Agreement provides severance compensation to Mr. Maddy if his employment should end under certain specified conditions after a change of control. Compensation is paid upon any involuntary termination following a change of control unless Mr. Maddy is terminated for cause. In addition, compensation will be paid after a change of control if Mr. Maddy voluntarily terminates employment because of (i) a decrease in the total amount of Mr. Maddy's base salary below the level in effect on the date of consummation of the change of control, without Mr. Maddy's consent; (ii) a material reduction in the importance of Mr. Maddy's job responsibilities without his consent, (iii) geographical relation of Mr. Maddy without his consent to an office more than twenty

                                                                           77-85
(20) miles from his location at the time of a change of control; (iv) failure by the Company to obtain assumption of the contract by its successor, (v) failure of the Company to give notice of termination as required in the Agreement, or
(vi) any removal of Mr. Maddy from, or failure to reelect Mr. Maddy to any position with the Company or Bank that he held immediately prior to the change in control without his prior written consent (except for good cause, death, disability or retirement).

      Under the Agreement, a "change of control" is deemed to occur in the event of (i) a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")) of direct or indirect "beneficial ownership" (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or (ii) the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period, or (iii) the consummation of a "Business Combination" as defined in the Company's Articles of Incorporation.

      Under the Agreement, severance benefits include: (a) cash payment equal to Mr. Maddy's monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is twenty-four (24) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under the Company's bonus plan; (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of twenty-four (24) months following the date of termination.

      Mr. Maddy also has the right to terminate his employment without reason by giving written notice of termination within six (6) months of consummation of any change of control. In such event, Mr. Maddy will be entitled to receive a lump sum equal to 75% of his salary, as defined in the Agreement.

      The Agreement does not effect the right of the Company to terminate Mr. Maddy, or change the salary or benefits of Mr. Maddy, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

                                                                           78-85
TRANSACTIONS WITH DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS.
-----------------------------------------------------------------

      Directors and executive officers of South Branch Valley Bancorp, Inc. and subsidiary, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with South Branch Valley National Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

      Director Oscar M. Bean is a partner in the law firm of Bean & Bean which has served as counsel for South Branch Valley National Bank in a number of matters during the year. It is anticipated that this relationship will continue in 1996. Fees paid by the Bank to the law firm of Bean & Bean were less than 5% of the law firm's gross revenues in 1995.

STOCK TRANSFERS.
---------------

      Shares of the Company's common stock are occasionally bought and sold by private individuals, firms or corporations. In many instances, the Company does not have knowledge of the purchase price or the terms of the purchase. No definitive records of bids and ask or sale prices are available. The Company has engaged Ferris, Baker, Watts Incorporated as its market maker for its common stock. Persons interested in buying or selling the Company's common stock should contact David J. Miller at 1-800-505-2030. The company may also be reached at the following address:

                                David J. Miller, CPA
                             Ferris, Baker Watts, Inc.
                                   704 4th Avenue
                                Huntington, WV 25701


INDEPENDENT PUBLIC ACCOUNTANT.
------------------------------

      At the meeting, the shareholders of the Company will be asked to ratify the selection of the firm of Arnett & Foster, certified public accountants, of 1000 Laidley Tower, 500 Lee Street East, Charleston, West Virginia 25329, as the Company's independent auditors for the year ending December 31, 1996. A member of the firm will be available to respond to shareholder inquiries at the annual meeting.

REPORTING OF SECURITIES TRANSACTIONS.
-------------------------------------

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission (the "SEC") regulations, the Company's directors, executive officers and greater than ten percent shareholders are required to file reports of ownership and changes in

                                                                           79-85
ownership with the SEC and to furnish the Company with copies of all such reports they file. Based solely upon submissions of copies of reports to the Company, the Company is aware that Messrs. Maddy, Ratliff, Pavan and Jennings inadvertently filed one late report required by Section 16(a) of the Securities Act. For Messrs. Maddy, Ratliff and Pavan, the transaction involved the acquisition of shares on their behalf by the Company's Employee Stock Ownership Plan. For Mr. Jennings, the late filing involved his initial statement of beneficial stock ownership on Form 3. A remedial filing was made as soon as possible after the discovery of these delinquencies.

OTHER MATTERS.
-------------

      The Board of Directors does not intend to bring other matters before the meeting except items incident to the context of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with the recommendations of the Board of Directors.

SHAREHOLDER PROPOSALS.
----------------------

      To be included in the Board of Directors' Proxy Statement for the 1997 Annual Meeting of Shareholders, a shareholder's proposal must be received by the Company on or before December 31, 1996. The proposal should be directed to the secretary of the Company at 310 North Main Street, Moorefield, West Virginia 26836.

ANNUAL REPORT.
--------------

      The annual report of the Company for the year ended December 31, 1995 is being mailed concurrently with this Proxy Statement. The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-KSB.
------------

      THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT FORM 10-KSB FOR 1995. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO CAROL A. RIGGLEMAN, ASSISTANT SECRETARY, SOUTH BRANCH VALLEY BANCORP, INC., P.O. BOX 680, MOOREFIELD, WEST VIRGINIA 26836.


                                          By Order of the Board of Directors
                                          Dated: March 1, 1996